Director Grant
(2006 Revised Form)
Copano Energy
Long-Term Incentive Plan
Grant of Restricted Units

Grantee :

Grant Date :	, 200
1.	Grant of Restricted Units. Copano Energy, L.L.C. (the “Company”) hereby grants to you ___Restricted Units under the Copano Energy Long-Term Incentive Plan, as amended (the “Plan”) on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms under the Plan, unless the context requires otherwise.

2.	Regular Vesting. Except as otherwise provided in Paragraph 3 below, the Restricted Units granted hereunder and any distributions made by the Company with respect to the Restricted Units shall become vested in accordance with the following schedule:

Cumulative
Vesting Dates	Vested Percentage

Any distributions on a Restricted Unit shall be held by the Company without interest until the Restricted Unit with respect to which the distribution was made becomes vested or is forfeited and then paid or forfeited, as the case may be. In the case of distributions with respect to Restricted Units that vest, any such distributions shall be paid no later than 30 days after the date of vesting.

3.	Events Occurring Prior to Regular Vesting.
(a)	Death, Disability, Retirement or Failure to be Re-Nominated for Election to the Board of Directors. If you cease to be a member of the Board as a result of your death, disability that is expected to prevent you from performing your duties as a director for 12 or more months, or is expected to result in your death prior to such time, your retirement on or after reaching age 70 or your failure to be re-nominated for election to the Board of Directors, the Restricted Units then held by you, and any distributions thereon held by the Company, automatically will become fully vested on the Designated Vesting Date (as defined below) that coincides with or immediately follows such termination.

(b)	Other Terminations. If you cease to be a member of the Board for any reason other than as provided in Paragraph 3(a) above, all unvested Restricted Units then held by you, and all distributions thereon then held by the Company, automatically shall be forfeited.

(c)	Change of Control. All outstanding Restricted Units held by you, and all distributions thereon then held by the Company, automatically shall become fully vested upon a Change of Control.
For purposes of this Agreement, the “Designated Vesting Dates” shall be February 15, May 15, August 15 or November 15.

4.	Unit Certificates. A certificate evidencing the Restricted Units shall be issued in your name, pursuant to which you shall have all voting rights. The certificate shall bear the following legend:
     The Units evidenced by this certificate have been issued pursuant to an agreement made as of                     , 200___, a copy of which is attached hereto and incorporated herein, between the Company and the registered holder of the Units, and are subject to forfeiture to the Company under certain circumstances described in such agreement. The sale, assignment, pledge or other transfer of the Units evidenced by this certificate is prohibited under the terms and conditions of such agreement, and such Units may not be sold, assigned, pledged or otherwise transferred except as provided in such agreement.
     In lieu of delivery of a certificate to you, the Company may (i) cause the certificate to be delivered upon issuance to the Secretary of the Company as a depository for safekeeping or (ii) cause its transfer agent to reflect the issuance of the Restricted Units to you without the issuance of a certificate, in either case until a forfeiture occurs or the restrictions lapse pursuant to the terms of this Agreement. Upon request of the Company, you shall deliver to the Company a unit power, endorsed in blank, relating to the Restricted Units then subject to the restrictions. Upon the lapse of the restrictions without forfeiture, the Company shall cause a certificate or certificates to be issued without legend in your name in exchange for any certificate evidencing the Restricted Units.
5.	Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6.	Restrictions. By accepting this grant, you agree that any Units which you may acquire upon vesting of this award will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. You also agree that (i) any certificates representing the Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Units acquired under this award on the transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this award.

7.	Withholding of Tax. To the extent that the grant or vesting of a Restricted Unit results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Affiliate, you shall deliver to the Company or the Affiliate such amount of money as the Company or the Affiliate may require to meet its withholding obligations under such applicable law. No issuance of an unrestricted Common Unit shall be made pursuant to this Agreement until you have paid or made arrangements approved by the Company or the Affiliate to satisfy in full the applicable tax withholding requirements of the Company or Affiliate.

8.	Section 83(b) Election. As a condition of receiving this grant, you acknowledge and agree that if you desire to make an election under Section 83(b) of the Internal Revenue Code with respect to the Restricted Units granted hereby that you will execute such election no later than the last day of the month that includes the Grant Date specified above and you shall provide a copy of the election to the Company within five business days following the end of such month.

9.	Insider Trading Policy. The terms of the Company’s Insider Trading Policy are incorporated herein by reference.

10.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

11.	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

12.	Modifications. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company. Notwithstanding anything in the Plan or this Agreement to the contrary, (a) if the Committee determines that the terms of this grant do not, in whole or in part, satisfy the requirements of new Section 409A of the Internal Revenue Code, the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder, and (b) the Committee, in its sole discretion, may unilaterally modify this Agreement in any manner that does not materially reduce your benefit.

13.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

Copano Energy, L.L.C.

By:

Name:

Title: